EXHIBIT 99.4

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated April 10, 2018

NESTLE HEALTH SCIENCE US HOLDINGS, INC.

By:	/s/ Andrew Glass
Name: Andrew Glass
Title: Assistant Secretary

NIMCO US, INC.

By:	/s/ Alan Pasetsky
Name: Alan Pasetsky
Title: Assistant Treasurer Taxes

NESTLÉ S.A.

By:	/s/ David P. Frick
Name: David P. Frick
Title: Secretary to the Board of Directors